Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact
(310) 893-7456 or
investorrelations@kbhome.com

KB HOME BOARD OF DIRECTORS APPROVES NEW $300 MILLION STOCK REPURCHASE AUTHORIZATION AND DECLARES SECOND QUARTER 2022 DIVIDEND

LOS ANGELES (April 11, 2022) – KB Home (NYSE: KBH) today announced that on April 7, 2022, its Board of Directors authorized the repurchase of up to $300 million of the Company’s outstanding common stock, replacing a prior authorization, which had 331,400 shares remaining. Repurchases under this new authorization may occur periodically through open market purchases, privately negotiated transactions or otherwise, with the timing and amount at management’s discretion and dependent on market, business and other conditions.

In addition, the Board of Directors declared a quarterly cash dividend of $.15 per share on the Company's common stock, payable on May 19, 2022 to stockholders of record on May 5, 2022.

About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has built over 655,000 quality homes in our 65-year history. Today, KB Home operates in 47 markets from coast to coast. What sets KB Home apart is the exceptional personalization we offer our homebuyers—from those buying their first home to experienced buyers— allowing them to make their home uniquely their own, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard of energy performance achieved by fewer than 10% of new homes in America, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to be healthier, more comfortable and better for the environment than new homes without certification. We build strong, personal relationships with our customers so they have a real partner in the homebuying process. As a result, we have the distinction of being the #1 customer-ranked national homebuilder in third-party buyer satisfaction surveys. Learn more about how we build homes built on relationships by visiting kbhome.com.

Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward- looking statements due to a number of factors. In particular, our ability to maintain our present capital allocation approach and/or repurchase shares of our common stock pursuant to our board of directors’ authorization will be affected by whether we can generate operating free cash flow at the levels anticipated and if we can successfully implement our business strategies and achieve any associated financial and operational targets and objectives. Share repurchases will also be subject to capital market conditions and any changes thereto. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties applicable to our business.

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